Registration No. 333-_______

As filed with the Securities and Exchange Commission on ________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRINSIC, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	59-3501119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602
(Address of principal executive offices)

Trinsic, Inc.
2004 Stock Incentive Plan
(Full title of the plan)

Copy to:
Andrew L. Graham, Esquire
Corporate Counsel	Martin A. Traber, Esquire
Trinsic, Inc.	Foley & Lardner
601 South Harbour Island Boulevard, Suite 220	100 North Tampa Street, Suite 2700
Tampa, Florida 33602	Tampa, Florida 33602
(813) 273-6261	(813) 229-2300
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock,
$.01 par value	4,808,153	$.30	$1,442,446.00	$169.98

(1)   The provisions of Rule 416 under the Securities Act of 1933, as amended (the "Securities Act") shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.

(2)   Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average (any day within five days) of the bid and ask price of the Common Stock as reported on NASDAQ on May 3, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.                     Plan Information.

                                The information required by Item 1 will be included in documents to be sent or given to participants in the 2004 Stock Incentive Plan covered by this Registration Statement pursuant to Rule 428(b)(1).

Item 2.                     Registrant Information and Employee Plan Annual Information.

                                The written statement required by Item 2 will be included in documents to be sent or given to participants in the 2004 Stock Incentive Plan covered by this Registration Statement pursuant to Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

                                The following documents have been previously filed by Trinsic, Inc. f/k/a Z-Tel Technologies, Inc. (the "Company") with the Commission and are incorporated herein by reference:

                                (a)     The Company’s Annual Report on Form 10-K filed on April 15, 2005, for the fiscal year ended December 31, 2004, which includes audited financial statements as of and for the years ended December 31, 2004 and 2003.

                                (b)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since October 14, 1999.

                                (c)     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.                    Description of Securities.

                                 Not applicable.

Item 5.                     Interests of Named Experts and Counsel.

                                 Not applicable.

Item 6.                     Indemnification of Directors and Officers.

                                Under Article VII of the Company’s Amended and Restated Certificate of Incorporation (“Certificate”), the Company shall indemnify each person who is or was a director or officer of the Company and each person who serves or served at the request of the Company as a director, officer, or partner of another enterprise to the fullest extent authorized by the General Corporation Law of the State of Delaware now or hereafter permitted. No amendment to or repeal of this Article VII shall apply to or have any effect on the rights of any individual referred to in this Article VII for or with respect to acts or omission of such individual occurring prior to such amendment or repeal.

                                In addition, under Article VIII of the Company’s Certificate, and to the fullest extent permitted by the General Corporation Law of the State of Delaware now or hereafter permitted, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

Item 7.                     Exemption from Registration Claimed.

                                Not Applicable.

Item 8.                     Exhibits.

                                The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.                                  Exhibit

(4.1)                        Trinsic, Inc. 2004 Stock Incentive Plan

(5)                           Opinion of Foley & Lardner LLP

(23.1)                      Consent of PricewaterhouseCoopers, LLP

(23.2)                      Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)

Item 9.                     Undertakings.

                                (a)        The undersigned Registrant hereby undertakes:

                                (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                                (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, and State of Florida, on this 4th day of May, 2005.

Trinsic, Inc.
By:	/s/ Horace J. Davis, III
Horace J. Davis, III Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Horace J. Davis, III and Andrew L. Graham his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

/s/ Horace J. Davis, III	CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER (Principal Executive Officer and Principal Financial and Accounting Officer)	May 4, 2005
HORACE J. DAVIS, III
/s/ Andrew C. Cowen	DIRECTOR	May 4, 2005
ANDREW C. COWEN
/s/ Raymond L. Golden	DIRECTOR	May 4, 2005
RAYMOND L. GOLDEN
/s/ Roy Neel	DIRECTOR	May 4, 2005
ROY NEEL
/s/ Lawrence C. Tucker	DIRECTOR	May 4, 2005
LAWRENCE C. TUCKER

EXHIBIT INDEX

TRINSIC, INC.

Exhibit No.                                  Exhibit

(4.1)                        Trinsic, Inc. 2004 Stock Incentive Plan

(5)                           Opinion of Foley & Lardner LLP

(23.1)                      Consent of PricewaterhouseCoopers, LLP

(23.2)                      Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)

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